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                                                                     EXHIBIT 4.1


            SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), made as of this 31st day of March, 1997, by and among FRANCIS A. ROWE, a resident of Georgia ("Rowe"); E. NEAL TOMPKINS, a resident of Georgia ("Tompkins"); MICHAEL W. BARRY, JACK N. BARTHOLMAE, RICKY L. BERRY, KEITH J. BRADLEY, GREGORY A. CHATHAM, DONALD F. GREENE, JAMES W. O'BRIEN, DANIEL SLAYTON, CHARLES K. THACKSTON, MAURICE WHEATLEY, and PETER A. ZUBER, all residents of Georgia (collectively, "Other Employees"; Rowe, Tompkins and Other Employees collectively being referred to hereinafter as "Management"); SEVIN ROSEN FUND IV L.P., a Delaware limited partnership ("SR4"); NORO-MOSELEY PARTNERS II, L.P., a Georgia limited partnership ("NMP"); APERTURE ASSOCIATES, L.P., a Delaware limited partnership ("Aperture"); DAVID F. BELLET, a resident of New York, AS TRUSTEE OF THE PROFIT SHARING PLAN DLJSC-CUSTODIAN FBO DAVID F. BELLET ("Bellet"); JAMES BESSEN, a resident of Pennsylvania ("Bessen"); DAVID MICHAEL HOCKETT, a resident of Indiana ("Hockett"); INTERWEST PARTNERS V, L.P., a Delaware limited partnership ("Interwest"); INTERWEST INVESTORS V, a Delaware limited partnership ("Interwest Investors"); HARVEY B. CASH, a resident of Texas ("Cash"); CROWN ASSOCIATES III, a Delaware limited partnership ("Crown"); CROWN GLYNN ASSOCIATES, a Delaware limited partnership ("Crown Glynn"); THE CROWN TRUST, a New York trust ("Crown Trust"); IRA FBO DAVID F. BELLET DLJSC as CUSTODIAN ("Bellet IRA"); JEFFREY S. HAMREN, a New Jersey resident ("Hamren"), BENJAMIN BLOCK, a New Jersey resident ("Block"); MAVIS DAVIDSON, a New York resident ("Davidson"); DIETRICH R. ERDMANN, a resident of Switzerland ("Erdmann"); STANFORD UNIVERSITY, a California trust ("Stanford"); MICHAEL E. KOHLSDORF, a Georgia resident ("Kohlsdorf") and MICHAEL C. DALY, a Georgia resident ("Daly") (SR4, NMP, Aperture, Hockett, Bellet, Bessen, Interwest, Interwest Investors, Cash, Crown, Crown Glynn, Crown Trust, Bellet IRA, Hamren, Block, Davidson, Erdmann, Stanford, Kohlsdorf and Daly collectively being referred to hereinafter as the "Investors") and T/R SYSTEMS INC., a Georgia corporation (the "Company"); and


                               W I T N E S E T H:


         WHEREAS, the Company, Management and the Investors (or their predecessors-in-interest) are parties to that certain Registration Rights Agreement dated as of March 4,



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1994, which was amended and restated by that certain Amended and Restated
Registration Rights Agreement among the Company, Management and certain of the Investors dated as of January 31, 1996 (the "1996 Registration Rights Agreement") in connection with the sale and issuance on such date of 2,961,585 shares of Series B Preferred Stock of the Company to certain of the Investors;

         WHEREAS, in connection with the sale by the Company to certain of the Investors of 1,111,111 shares of the Company's Series C Preferred Stock, the parties to the 1996 Registration Rights Agreement desire to amend and restate (in its entirety) such agreement and add additional Investors as parties to such agreement as so amended and restated, to confirm and grant certain registration rights with respect to securities of the Company owned by all of such parties;

         NOW, THEREFORE, in consideration of the premises, as a condition to the purchase of the above referenced shares of Series C Preferred Stock, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree to amend and restate the 1996 Registration Rights Agreement in its entirety and to enter into the other agreements contained hereinbelow as follows:

1.       REGISTRATION RIGHTS.

         1.1 Certain Definitions. As used in this Agreement, in addition to the terms defined above, the following terms shall have the following respective meanings:

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Common Stock" shall mean common stock, $.01 par value per share, of the Company.

         "Common Option Shares" shall mean all shares of Common Stock that may be acquired by Holders by exercise of options granted by the Company, together with any shares of Common Stock issued with respect to the foregoing upon any stock split, stock dividend, recapitalization or similar event.

         "Conversion Shares" shall mean as of any particular time the shares of Common Stock that have been acquired by the holders of any of the Preferred Shares as of such time upon conversion of such shares pursuant to Subsection
(d)(1), (d)(2)(A), or (d)(2)(B) of the Certificate of Designations establishing the Preferences and Rights of each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (such Certificate being contained in the Company's Amended and Restated Articles of Incorporation), as well as upon conversion pursuant to any of such subsections of any additional shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock issued with respect to the same upon any stock split, stock dividend, recapitalization or similar event, but excluding any Common Stock acquired upon conversion of any Preferred Shares pursuant to Subsection
(d)(2)(C) of said Certificate of Designations.


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         "First Initiating Holders" shall mean a Holder or Holders who in the aggregate own Preferred Shares and Conversion Shares representing at least a majority of the voting power of all then outstanding Preferred Shares and all Conversion Shares.

         "Holders" shall mean the Investors, members of Management and any other person holding Registrable Securities to whom these registration rights have been transferred pursuant to Section 1.10 hereof.

         "Initial Public Offering" shall mean the effectiveness of the filing of the first registration statement under the Securities Act that covers the offer and sale to the public of Common Stock by the Company.

         "Initiating Holders" shall mean either the First Initiating Holders or the Subsequent Initiating Holders.

         "Management's Common Stock" shall mean the shares of Common Stock owned by Management as of the date of this Agreement together with any shares of Common Stock issued with respect to the foregoing upon any stock split, stock dividend, recapitalization or similar event.

         "Other Stockholders" shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in a registration effected pursuant to this Agreement.

         "Preferred Shares" as of any particular time shall mean shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Company, all of the same, or any combination thereof, whenever issued; together with all shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, if any, issued with respect to the foregoing upon any stock split, stock dividend, recapitalization or similar event.

         The terms "register," "registered" and "registration" refer to the effectiveness of a registration statement prepared and filed in compliance with the Securities Act.

         "Registrable Securities" shall mean the Common Option Shares, Management's Common Stock, all Conversion Shares, and all shares of Common Stock issuable, yet not actually issued, upon conversion of the Preferred Shares.

         "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 1.2 and 1.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and expenses of a single counsel for the selling Holders, state "blue sky" fees and expenses, and accountants' expenses, including without limitation any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company and any additional disbursements of counsel for the selling Holders, which shall be paid by such selling Holders).


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         "Securities Act" shall mean the federal Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Securities Exchange Act" shall mean the federal Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and any other securities of the Company being sold in the same registration as the Registrable Securities by Other Stockholders.

         "Series A Preferred Stock" shall mean Series A Preferred Stock, $.01 par value per share, of the Company.

         "Series B Preferred Stock" shall mean Series B Preferred Stock, $0.01 par value per share, of the Company.

         "Series C Preferred Stock" shall mean Series C Preferred Stock, $.01 par value per share, of the Company.

         "Subsequent Initiating Holder" shall mean a Holder or Holders who in the aggregate own Preferred Shares and Conversion Shares representing at least twenty-five percent (25%) of the voting power of all then outstanding Conversion Shares and Preferred Shares.

         1.2      Requested Registration.

                  (a) Demand Registration Rights. The First Initiating Holders and the Subsequent Initiating Holders may make certain demands on the Company to register all or a part of the Registrable Securities (each being referred to hereinafter as a "Demand Registration") subject to the following conditions:

                           (i) following the earlier of February 28, 1997, or the date that is six (6) months after the Initial Public Offering, the First Initiating Holders may make one demand on the Company to register all or a portion of the Registrable Securities -- provided such securities have an aggregate offering price to the public of not less than fifteen million dollars ($15,000,000) and a public offering price per share of not less than $5.00 (as adjusted for changes in the capital structure of the Company by stock split, stock dividend, recapitalization, or the like occurring after the date of this Agreement) (such registration upon effectiveness being hereinafter referred to as the "First Demand Registration");

                           (ii) following the First Demand Registration, the Subsequent Initiating Holders may make one demand on the Company to register all or a part of the Registrable Securities having an aggregate offering price to the public of not less than fifteen million dollars ($15,000,000) and a public


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                  offering price per share of $5.00 (as adjusted for
                  changes in the capital structure of the Company by stock split, stock dividend, recapitalization, or the like occurring after the date of this Agreement) (such registration upon effectiveness being hereinafter referred to as the "Second Demand Registration"); and

                           (iii)    at any time after the date of this
                  Agreement, the Subsequent Initiating Holders may make up to six (6) demands on the Company to register all or a part of the Registrable Securities having an aggregate offering price to the public of not less than five hundred thousand dollars ($500,000) on a Form S-3 Registration Statement under the Securities Act ("Form S-3"), if such form is then available to the Company, provided, however, that such demands shall not be made so as to result in a registration in respect thereof more frequently than once in a six (6)-month period.

                  (b) Request for Registration. In the event the Company shall receive from the Initiating Holders a written request that the Company effect a Demand Registration with respect to all or a part of the Registrable Securities, other than a registration pursuant to Rule 415 under Regulation C promulgated under the Securities Act, the Company shall:

                           (i) promptly give written notice of the proposed registration to all other Holders; and

                           (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable "blue sky" or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of such portion of such Registrable Securities as is specified in such request, together with such portion of the Registrable Securities of any Holder or Holders joining in such request as is specified in a written request given within thirty (30) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this
                  Section 1.2:

                                    (A)      in any particular jurisdiction in
                           which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                                    (B)      during the period following an
                           Initial Public Offering that is contemplated by
                           Section 1.11 hereof, as such period may be extended by request of the underwriter representative, provided that the "market stand-off" effected by any such extension is applicable against the persons described in Section 1.11(b); or



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                                    (C)      in the case of a demand for
                           registration on Form S-3 in accordance with Section 1.2(a)(iii), if such form is not then available to the Company for such purpose.


         In the event the Company is not obligated to effect any request for Demand Registration by virtue of the foregoing clauses (A) through (C), such request shall not be deemed to be a demand for registration for purposes of
Section 1.2(a)(i), (ii) or (iii). Subject to the foregoing clauses (A) through
(C), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if the Company shall furnish to such Initiating Holders a certificate signed by the Chairman of the Board of the Company stating that in the good-faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders.

         The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 1.2(c) below, include securities offered by the Company for its own account and/or other securities of the Company that are held by Other Stockholders.

                  (c) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(b)(i). The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein.

         If Management or Other Stockholders request inclusion in such registration, the Initiating Holders shall, on behalf of all Holders other than Management, offer to Management or such Other Stockholders to include the securities held by them in the underwriting and may condition such offer on the acceptance of the further applicable provisions of this Section 1. The Company shall (together with all Holders and Other Stockholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form and containing customary terms reasonably acceptable to the Initiating Holders, with the representative of the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Initiating Holders; provided, however, that if the Company has not selected an underwriter reasonably acceptable to the Initiating Holders within thirty (30) days after the Company's receipt of the request for registration from the Initiating Holders, then the Initiating Holders may select an underwriter reasonably acceptable to the Company in connection with such registration. Notwithstanding any other provision of this Section 1.2, if the underwriter representative advises the Initiating Holders in writing that marketing


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 factors require a limitation of the number of shares to be underwritten, the securities of the Company held by Other Stockholders shall be excluded from such registration to the extent so required by such limitation and, if a further limitation on the number of shares is required, the securities of the Company held by Management shall be excluded from such registration to the extent so required by such limitation and, if a limitation on the number of shares is still required, the Initiating Holders and the other Holders other than Management shall be entitled to include shares of each Holder who requests inclusion in such registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities that they had requested to be included in such registration and the remainder of such shares shall be excluded from such registration. The Company shall advise all holders of securities requesting registration as to the number of shares of securities that may be included in the registration and underwriting as allocated in the foregoing manner. If any Other Stockholder or Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of shares to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities of the Holders that would otherwise have been included in such registration and underwriting will not be limited thereby.

         1.3      Company Registration.

                  (a) If the Company shall determine to register any of its securities in connection with the public offering of such securities solely for cash on a form that would permit the registration of the Registrable Securities, the Company shall:

                           (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

                           (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 1.3(b) hereof.

                  (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i) hereof. In such event the right of any Holder to registration pursuant to Section 1.3(i) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein and (ii) shall terminate as to each Holder upon the availability of Rule 144(k) to such Holder and such Holder holding not more than one percent (1%) of the outstanding Shares. All Holders


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proposing to distribute their securities through such underwriting shall
(together with the Company and Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter reasonably determines that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by Other Stockholders shall be first excluded from such registration to the extent so required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration shall be allocated among the Holders requesting registration of securities in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities that such Holders had requested to be included in such registration. The Company shall advise all Holders requesting registration as to the number of shares or securities that may be included in the registration and underwriting as allocated in the foregoing manner. No such reduction shall be made with respect to securities offered by the Company for its own account. If any Holder or Other Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.

         1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company; and all Selling Expenses shall be borne by the Initiating Holders, the non-Initiating Holders and the Other Stockholders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by the Initiating Holders pursuant to Section 1.2 hereof, the registration statement does not become effective, in which case the Initiating Holders, the non-Initiating Holders and Other Stockholders requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request (except for the fees of any counsel for the Holders, which shall be borne only by the persons whom such counsel represented, pro rata on the basis of the number of their shares so included in the registration request); provided, further, that such registration shall not be counted as a registration pursuant to Section 1.2(a)(i), (ii) or (iii) hereof; and provided, further, that if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by the selling stockholders, then such expenses shall be payable by the selling stockholders pro rata, to the extent required by such jurisdiction.

         1.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company shall:



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                  (a)      keep such registration effective for a period of one
hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

                  (b) furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

         1.6      Indemnification.

                  (a) The Company shall indemnify each Holder, each of such Holder's officers, directors and partners, and each person controlling (as defined in paragraph (d) below) such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and shall reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter, and each person who controls such underwriter, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon written information furnished to the Company in an instrument duly executed by the Holder or underwriter seeking to be indemnified, where such information is stated to be specifically for use in such prospectus, offering circular or related document.

                  (b) Each Holder and Other Stockholder shall, if securities held by him are included among the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter, and each other such Holder and Other Stockholder, each of its officers, directors and partners and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, persons, underwriters and control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action,



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in each case to the extent, but only to the extent, that such untrue statement
(or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder or Other Stockholder specifically for use therein; provided, however, that the obligations of such Holder or Other Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Holder or Other Stockholder of securities sold as contemplated herein.

                  (c)      Each party entitled to indemnification under this
Section 1.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be withheld unreasonably), and the Indemnified Party may participate in such defense at such Indemnified Party's expense, provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such indemnified party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 1.6 only if such failure is prejudicial to the ability of the Indemnifying Party to defend such action, and such failure shall in no event relieve the Indemnifying Party of any liability that it may have to any Indemnified Party otherwise than under this Section 1.6. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

                  (d) For purposes of this Section 1.6, the term "control" shall have the meaning ascribed thereto under the Securities Act.

         1.7 Information by Holders and Other Stockholders. Each Holder or Other Stockholder of securities included in any registration shall furnish to the Company such information regarding such Holder or Other Stockholder and the distribution proposed by such Holder or Other Stockholder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         1.8 Limitations on Registration of Issues of Securities. From and after the date of this Agreement, without the consent of the holders of a majority of the shares of Common Stock, on a fully converted basis, represented by the then outstanding shares of Preferred Shares and Conversion Shares, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing that such holder or prospective holder may require the Company to initiate any registration of any


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securities of the Company, and shall not enter into any agreements with any holder or prospective holder of any securities of the Company that, upon any registration of any of its securities, the Company will include among the securities that it then registers securities owned by such holder or prospective holder. In any event, any registration rights given by the Company to any holder or prospective holder of its securities shall be consistent with the registration and other rights provided in this Agreement.

         1.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of shares of Common Stock to the public without registration, the Company shall:

                  (a) make and keep public information available as those terms are understood and defined in Rule 144 promulgated by the Commission under the Securities Act ("Rule 144"), at all times after one hundred and eighty (180) days after the Initial Public Offering;

                  (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act at any time after it has become subject to the reporting requirements thereunder; and

                  (c) so long as any Investor owns any Registrable Securities, furnish to such Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the Initial Public Offering), and of the Securities Act and the Securities Exchange Act (at any time after it has become subject to the reporting requirements thereunder), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

         1.10 Transfer of Registration Rights. The rights to cause the Company to register securities of the Company under Sections 1.2 and 1.3 hereof may be assigned by an Investor to (a) a purchaser of an aggregate of Conversion Shares and Preferred Shares that together represent at least five hundred thousand (500,000) shares of Common Stock on a fully converted basis and (b) upon distribution by an Investor that is an entity of Preferred Shares or Conversion Shares to the direct or indirect beneficial owners of the securities of such Investor (including direct or indirect general or limited partners thereof), together with the securities being transferred, provided that the Company is given written notice, at the time or within a reasonable time after said transfer, stating the name and address of said transferee and identifying the securities with respect to which such registration rights are being assigned.

         1.11 "Market Stand-Off" Agreement. If requested by the Company upon the recommendation of the Board of Directors of the Company and an underwriter of Common Stock (or other securities) of the Company, the Holders shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by them during the period up to one hundred eighty (180) days (or such lesser period as the Company's

Board of Directors determines to be in the best interest of the Company) following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

                  (a) such agreement apply only with respect to an underwritten Initial Public Offering (whether such offering was initiated by the Company or any Initiating Holders); and

                  (b) Other Stockholders selling securities pursuant to such registration statement and all officers and directors of the Company enter into similar agreements.

         Such agreement shall be in writing in form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180)-day period.

2.       MISCELLANEOUS.

         2.1 Governing Law. This Agreement shall be governed by the law of the State of Georgia.

         2.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by Holders who in the aggregate own more than two-thirds (66 2/3%) of the Common Stock represented on a fully converted basis by the Preferred Shares and the Conversion Shares then held by the Investors, provided that the consent of those members of Management who are then still employed by the Company and then hold a majority of the shares of Management's Stock and the Option Stock, collectively, shall be required if the rights of Management would be adversely affected other than on a pro rata basis with respect to the issuance following the date hereof of new shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock as to which registration rights substantially similar to those contained in this Agreement are granted; provided further that such amendment, supplement or modification shall not be effective with respect to any person not signing such instrument unless and until such person receives written notice of such amendment, supplement or modification.

         2.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Investors and Management. The Company may not assign its rights hereunder.

         2.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one agreement, binding on the parties hereto.


                     [SIGNATURES APPEAR ON SUCCEEDING PAGES]

         IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Registration Rights Agreement on the date first written above.


                                            MANAGEMENT:

                                            /s/ Francis A. Rowe
                                            ---------------------------
                                            FRANCIS A. ROWE


                                            /s/ E. Neal Tompkins
                                            ---------------------------
                                            E. NEAL TOMPKINS


                                            /s/ Michael W. Barry
                                            ---------------------------
                                            MICHAEL W. BARRY


                                            /s/ Jack N. Bartholmae
                                            ---------------------------
                                            JACK N. BARTHOLMAE


                                            /s/ Ricky L. Berry
                                            ---------------------------
                                            RICKY L. BERRY


                                            /s/ Keith J. Bradley
                                            ---------------------------
                                            KEITH J. BRADLEY


                                            /s/ Gregory A. Chatham
                                            ---------------------------
                                            GREGORY A. CHATHAM


                                            /s/ Donald F. Greene
                                            ---------------------------
                                            DONALD F. GREENE


                                            /s/ James W. O'Brien
                                            ---------------------------
                                            JAMES W. O'BRIEN



                                            /s/ Charles K. Thackston
                                            ---------------------------
                                            CHARLES K. THACKSTON

                                            /s/ Daniel Slayton
                                            ---------------------------
                                            DANIEL SLAYTON


                                            /s/ Maurice Wheatley
                                            ---------------------------
                                            MAURICE WHEATLEY



                                            /s/ Peter A. Zuber
                                            ---------------------------
                                            PETER A. ZUBER


                                            THE INVESTORS:


                                            SEVIN ROSEN FUND IV L.P.

                                            By:    SRB Associates IV L.P.
                                                   Its General Partner

                                                   By: /s/ Charles H. Phipps
                                                      -------------------------
                                                      Charles H. Phipps
                                                      A General Partner



                                            NORO-MOSELEY PARTNERS II, L.P.

                                            By:    Moseley and Company II
                                                   General Partner


                                                   By: /s/ Jack R. Kelly, Jr.
                                                      -------------------------
                                                      Jack R. Kelly, Jr.
                                                      General Partner

                                    APERTURE ASSOCIATES, L.P.

                                    By: Horsley Bridge Partners, Inc.,
                                        General Partner


                                      By: /s/ N. Dan Reeve
                                          -------------------
                                          N. Dan Reeve
                                          Managing Director

                                    /s/ David Michael Hockett
                                    ------------------------
                                    DAVID MICHAEL HOCKETT



                                    /s/ David F. Bellet
                                    -----------------------
                                    DAVID F. BELLET as TRUSTEE
                                    FOR THE PROFIT SHARING PLAN
                                    DLJSC-CUSTODIAN FBO DAVID F. BELLET


                                    /s/ James Bessen
                                    -----------------------
                                    JAMES BESSEN

                                    INTERWEST PARTNERS V, L.P.

                                    By: Interwest Management Partners V,
                                             L.P., General Partner




                                        By: /s/ Philip T. Gianos
                                           -----------------------
                                           Philip T. Gianos,
                                           A General Partner




                                    INTERWEST INVESTORS V




                                    By: /s/ Philip T. Gianos
                                       ---------------------------
                                       Philip T. Gianos




                                    /s/ Harvey B. Cash
                                    --------------------------
                                    HARVEY B. CASH Self-Directed IRA

                                    CROWN ASSOCIATES III,
                                    A Limited Partnership

                                    By: Crown Partners III,
                                        General Partner


                                        By: /s/ David F. Bellet
                                           ---------------------
                                           David F. Bellet,
                                           A General Partner


                                    CROWN GLYNN ASSOCIATES,
                                    A Limited Partnership

                                    By: Crown Glynn Partners,
                                        General Partner


                                        By: /s/ David F. Bellet
                                           ---------------------
                                           David F. Bellet,
                                           A General Partner


                                    THE CROWN TRUST

                                    By: Neuberger & Berman Trust
                                        Company, Trustee


                                        By: /s/
                                           ---------------------


                                    IRA FBO David F. Bellet
                                    DLJSC as Custodian


                                    By: /s/ David F. Bellet
                                       -------------------------


                                    /s/ Jeffrey S. Hamren
                                    ----------------------------
                                    JEFFREY S. HAMREN

                                    /s/ Benjamin Block
                                    ----------------------------
                                    BENJAMIN BLOCK

'


                                    /s/ Mavis Davidson
                                    ------------------------------
                                    MAVIS DAVIDSON


                                    /s/ Dietrich R. Erdmann
                                    ------------------------------
                                    DIETRICH R. ERDMANN


                                    STANFORD UNIVERSITY


                                    By: /s/ Carol Gilmer
                                       ---------------------------
                                       Carol Gilmer, Assistant Secretary
                                       to Board of Trustees


                                    /s/ Michael E. Kohlsdorf
                                    ------------------------------
                                    MICHAEL E. KOHLSDORF


                                    /s/ Michael C. Daly
                                    ------------------------------
                                    MICHAEL C. DALY



                                    THE COMPANY:

                                    T/R SYSTEMS, INC.


                                    By: /s/ Michael E. Kohlsdorf
                                       ---------------------------
                                       Title: CEO
                                             ----------------------

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT,
                           SECOND AMENDED AND RESTATED
                           SHAREHOLDERS' AGREEMENT AND
                           SECOND AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT




                  THIS AGREEMENT is made and entered into as of the 20th day of June, 1997 by and between T/R Systems, Inc., a Georgia corporation, with its principal offices in Norcross, Georgia (the "Company"); Francis A. Rowe, a Georgia resident ("Rowe"); E. Neal Tompkins, a Georgia resident ("Tompkins"); Daniel Slayton, a Georgia resident ("Slayton"); Sevin Rosen Fund IV L.P., a Delaware limited partnership ("SRIV"); Noro-Moseley Partners II, L.P., a Georgia limited partnership ("NMP"); Aperture Associates, L.P., a Delaware limited partnership ("Aperture"); Interwest V, L.P., a Delaware limited partnership ("Interwest"); and Interwest V, a Delaware limited partnership ("Interwest Investors", and Interwest Investors together with SRIV, NMP, Aperture, and Interwest are referred to herein as the "Principal Preferred Holders")


                              W I T N E S S E T H:

                  WHEREAS, the Company and certain shareholders of the Company are parties to a certain Stock Purchase Agreement dated March 31, 1997 (the "Stock Purchase Agreement") pursuant to which such shareholders, including the Principal Preferred Holders, purchased shares of Series C Preferred Stock of the Company ("Series C Preferred Stock");

                  WHEREAS, the Company desires to sell and the Purchaser desires to acquire one hundred eleven thousand one hundred eleven (111,111) shares of Series C Preferred Stock ("Purchased Shares"); and the Principal Preferred Holders have consented to amendments to the Stock Purchase Agreement to accommodate such sale and purchase;

                  WHEREAS, the parties hereto have consented to amend each of the Company's Second Amended and Restated Shareholders' Agreement and Second Amended and Restated Registration Rights Agreement, each dated March 31, 1997 (the "Shareholders' Agreement" and the "Registration Rights Agreement," respectively) coincident with the issuance of the Purchased Shares to Purchaser and to make the Purchaser as a party thereto in order to provide the Purchaser the rights therein afforded to holders of Series C Preferred Stock;

                  WHEREAS, the Stock Purchase Agreement provides that it may be amended by the Company and by holders of at least a majority of the Company's Series C Preferred Stock; and

                  WHEREAS, the Shareholders' Agreement provides that it may be amended with the written consent of the holders of not less than three-quarters of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and those holders of common stock of the Company who are parties to such Agreement voting as a class holding at least three-quarters of such common shares;

                  WHEREAS, the Registration Rights Agreement of the Company provides that it may be amended with the consent of holders of preferred stock of the Company who hold more than two-thirds of such preferred stock of the Company, measured on a fully diluted (into common shares) basis and with the consent of certain holders of common stock;

                  WHEREAS, the parties hereto represent the requisite number of parties necessary to effect an amendment to the three agreements which are amended by virtue of this Agreement;

                  NOW, THEREFORE, BE IT AGREED AS FOLLOWS:

                  1. Authorization of Shares. Coincident with the execution and delivery of this Agreement the Company shall adopt and file with the Secretary of State of the State of Georgia Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company so as to increase the designation of the number of shares of its Series C Preferred Stock, $0.01 par value per share, of the Company (the "Series C Preferred Stock") from 1,200,000 to 1,500,000.

                  2. Sale of Shares of Series C Preferred Stock. Coincident with the execution and delivery of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company,the Purchased Shares at a purchase price of $2.25 per share (or an aggregate purchase price of $249,999.75).

                  3. Amendment to Stock Purchase Agreement. The parties hereto agree that this Agreement shall constitute an amendment to the Stock Purchase Agreement such that Purchaser shall be deemed to be a party thereof for all purposes so as to accommodate the purchase and sale of Series C Preferred Stock and shall be entitled to rely on the representations and warranties made therein by the

Company and shall be the beneficiary of the covenants provided for therein by the Company and shall be deemed generally and for all purposes to be a "Purchaser" thereunder. The Company represents and warrants that the representations and warranties provided in Article III thereof are true and correct as of the date hereof in all material respects, giving effect to the purchase and sale of Series C Preferred Stock provided for in such Stock Purchase Agreement. The parties agree that the sale of the Purchased Stock hereunder shall not be subject to the provisions of Section 7.4 of the Stock Purchase Agreement.

                  4. Amendment to Shareholders' Agreement. The parties hereto agree that the Purchaser shall be deemed to be a party to the Shareholders' Agreement for all purposes and that such Agreement is amended to permit same, with the Purchaser being deemed an Investor and Shareholder as those terms are used therein, and being entitled to all rights and benefits provided for therein by virtue of the foregoing amendments.

                  5. Amendment to Registration Rights Agreement. The parties hereto agree that the Purchaser shall be deemed to be a party to the Registration Rights Agreement for all purposes and that such Agreement is amended to permit same, with the Purchaser being deemed an Investor and Holder as those terms are used therein, and being entitled to all rights and benefits provided for therein by virtue of the foregoing amendments.

                  6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one agreement, binding on the parties hereto.

                  IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the day and year first written above.

                                  T/R SYSTEMS, INC.



                                  By: /s/ Michael E. Kohlsdorf
                                     ---------------------------------------
                                     Michael E. Kohlsdorf
                                     President and
                                     Chief Executive Officer



                                  /s/ Francis A. Rowe
                                  ------------------------------------------
                                  FRANCIS A. ROWE

                                    /s/ E. Neal Tompkins
                                    ------------------------------------------
                                    E. NEAL TOMPKINS



                                    /s/ Daniel Slayton
                                    ------------------------------------------
                                    DANIEL SLAYTON



                                    SEVIN ROSEN FUND IV L.P.

                                    By: SRB Associates IV L.P.,
                                        Its General Partner



                                    By: /s/ Charles H. Phipps
                                       ---------------------------------------
                                       A General Partner



                                    NORO-MOSELEY PARTNERS II, L.P.

                                    By: Moseley and Company II,
                                        General Partner



                                       By: /s/
                                          ------------------------------------
                                          A General Partner



                                    APERTURE ASSOCIATES, L.P.

                                    By: Horsley Bridge Partners, Inc.
                                        General Partner



                                       By: /s/ N. Dan Reeve
                                          ------------------------------------
                                          N. Dan Reeve
                                          Managing Director

                                    INTERWEST PARTNERS V, L.P.

                                    By: Interwest Management Partners V,
                                        L.P.
                                        General Partner


                                        By: /s/ Philip T. Gianos
                                            --------------------------------
                                            Phillip T. Gianos,
                                            A General Partner



                                    INTERWEST INVESTORS V



                                    By: /s/ Philip T. Gianos
                                       -------------------------------------
                                       Phillip T. Gianos



                                    FSC CORP.



                                    By: /s/
                                       -------------------------------------